EXHIBIT 21

                     SUBSIDIARIES OF SMALL BUSINESS ISSUER

                                    STATE OR OTHER   NAME UNDER
                                    JURISDICTION OF  WHICH SUBSIDIARY
NAME OF SUBSIDIARY                  INCORPORATION    CONDUCTS BUSINESS

Innodata Philippines, Inc.          Philippines      Same

Statline                            New Jersey       Same

Innodata India (Private) Limited    India            Same